Palomar Holdings, Inc. Reports Fourth Quarter & Full Year 2019 Results

La Jolla, CA, February 18, 2020 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) reported net income of $10.9 million, or $0.45 per diluted share, for the fourth quarter of 2019 compared to net income of $4.1 million, or $0.24 per diluted share, for the fourth quarter of 2018. Adjusted net income(1) was $11.5 million, or $0.48 per diluted share, for the fourth quarter of 2019 as compared to $4.6 million, or $0.27 per diluted share, for the fourth quarter of 2018.

Fourth Quarter 2019 Highlights

•	Gross written premiums increased by 68.4% to $73.3 million compared to $43.5 million in the fourth quarter of 2018
•	Net income increased by 163.6% to $10.9 million compared to $4.1 million in the fourth quarter of 2018
•	Adjusted net income(1) increased by 149.9% to $11.5 million compared to $4.6 million in the fourth quarter of 2018
•	Total loss ratio of 7.1% compared to (4.4)% in the fourth quarter of 2018
•	Combined ratio of 63.1% compared to 59.9% in the fourth quarter of 2018
•	Adjusted combined ratio(1) of 60.7%, compared to 57.3% in the fourth quarter of 2018
•	Annualized return on equity of 20.4%
•	Annualized adjusted return on equity(1) of 21.5%

Full Year 2019 Highlights

•	Gross written premiums increased by 62.7% to $252.0 million compared to $154.9 million in 2018
•	Net income decreased by 41.7% to $10.6 million compared to $18.2 million in 2018
•	Adjusted net income(1) increased by 91.1% to $37.9 million compared to $19.8 million in 2018
•	Total loss ratio of 5.6% compared to 9.0% in 2018
•	Combined ratio of 91.3% compared to 71.6% in 2018
•	Adjusted combined ratio(1) of 63.3%, compared to 69.5% in 2018
•	Return on equity of 6.7%
•	Adjusted return on equity(1) of 24.1%

(1)	See discussion of “Non-GAAP and Key Performance Indicators” below.

“Over the course of 2019, Palomar executed on its mission to build a diversified book of specialty property business.  We remained acutely focused on developing a suite of distinctive and flexible products delivered via an easy to use and scalable platform that incorporates an analytics-driven underwriting and risk transfer framework” commented Mac Armstrong, Chief Executive Officer and Founder. “Our results over this past quarter and for the full year of 2019 demonstrate that we are making progress on our mission and that our products are well-received by the market. The 64.9% year-over-year growth of our earthquake products for the full year of 2019 speaks to the exciting ongoing opportunity in a market where we continue to gain traction and increasingly play a leadership role.  The 58.3% growth of our non-earthquake products in 2019 validates that our strategy is exportable to other segments of the specialty property market. Additionally, we were pleased to see 106.1% growth in 2019 for our commercial lines offerings, which now comprise 28.9% of total written premium, as we capitalized on expanded distribution, new products and an attractive rate environment.  Ultimately, we are most proud of the strong bottom line results we generated in 2019; specifically, the adjusted combined ratio of 63.3% and the adjusted return on equity of 24.1%.”

Mr. Armstrong continued, “We are as energized as ever about the prospects of Palomar and we truly believe we are in the early phases of our strategic mission. The growth of our capital base and the refinement and expansion of our underwriting appetite each enhance the value we bring to our distribution and carrier partners. We believe our expanding distribution footprint, coupled with strong premium retention bolstered by a healthy rate environment, will drive continued growth in our existing lines of business. At the same time, we remain dedicated to entering new markets and lines of business that have commonalities with our current product suite and have the potential to generate attractive returns. Lastly, we remain laser-focused on understanding and managing our exposure at an individual risk and portfolio level. The successful renewal and expansion of our reinsurance program at January 1 is not only an endorsement of our emphasis on risk management but also will allow us to continue to grow the business in a responsible and predictable fashion.”

Underwriting Results

Gross written premiums increased 68.4% to $73.3 million compared to $43.5 million in the fourth quarter of 2018, while net earned premiums increased 75.9% compared to the prior year’s fourth quarter. Underwriting income(1) was $11.4 million resulting in a combined ratio of 63.1% compared to underwriting income of $7.1 and a combined ratio of 59.9% during the same period last year. The fourth quarter combined ratio includes certain expenses related to the Company’s stock offerings and stock-based compensation. Excluding those items, the Company’s adjusted combined ratio(1) was 60.7% in the fourth quarter compared to 57.3% in the same period in 2018.

Losses and loss adjustment expenses for the fourth quarter were $2.2 million, resulting in a 7.1% loss ratio. Loss activity during the fourth quarter was primarily due to a combination of attritional loss in the US, modest development from named storms that occurred in the third quarter, and windstorm exposure in Japan through our assumed reinsurance portfolio. The fourth quarter results include $0.1 million of unfavorable prior year development. Additionally, the Company’s adjusted net income(1) during the fourth quarter increased by 149.9% to $11.5 million compared to $4.6 million in last year’s fourth quarter. Adjusted net income for the fourth quarter of 2019 excludes certain expenses related to the Company’s stock offerings and stock-based compensation, including the tax impact of those expenses.

Investment Results

Net investment income increased by 75.6% to $1.8 million compared to $1.0 million in the prior year’s fourth quarter. The year over year increase was primarily due to interest income generated by the net proceeds received from the Company’s IPO.  Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.49 years at December 31, 2019. Cash and invested assets totaled $272.8 million at December 31, 2019. During the fourth quarter, the Company recognized realized and unrealized gains of $1.2 million related to its investment portfolio as compared to a $3.5 million loss in last year’s fourth quarter. The loss during last year's fourth quarter was principally due to a decline in the value of the Company's equity investments.

Tax Rate

The effective tax rate for the three months ended December 31, 2019 was 24.5% compared to 0.1% for the three months ended December 31, 2018. The 2019 fourth quarter tax rate includes an adjustment from prior periods of $0.4 million, or approximately 3  points of the effective tax rate for the fourth quarter. The change in the effective tax rate for the three months ended December 31, 2019 compared to the prior-year period was due to the tax restructuring of the Company prior to the IPO, resulting in all operations of the Company being taxable in the U.S.  Prior to the tax restructuring the Company’s Bermuda operations were not subject to U.S. tax, thus the overall effective tax rate was lower in 2018.

Stockholders’ Equity and Returns

Stockholders' equity was $218.6 million at December 31, 2019, compared to $96.3 million at December 31, 2018. For the three months ended December 31, 2019, the Company’s annualized return on equity was 20.4% compared to 17.6% for the same period last year. Over the same period, annualized adjusted return on equity(1) increased to 21.5% from 19.6%. The increase in adjusted return on equity was due primarily to an improvement in underwriting income compared to the same period last year.

Full Year 2020 Outlook

For the full year 2020, the Company expects to achieve adjusted net income of $50.5-53.0 million, equating to a growth rate of 33-40%.

Conference Call

As previously announced, Palomar will host a conference call February 19, 2020, to discuss its fourth quarter and full year 2019 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Fourth Quarter and full year 2019 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13697896. The telephonic replay will be available until 11:59 pm (Eastern Time) on February 26, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients.  Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 27 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent) FSC VIII. To learn more about us, visit www.palomarspecialty.com.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non‑GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of total revenue to underwriting revenue in accordance with GAAP.

Underwriting income is a non‑GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of income before income taxes to underwriting income in accordance with GAAP.

Adjusted net income is a non‑GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of related income tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of net income to adjusted net income in accordance with GAAP.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the periods.

Adjusted return on equity is a non‑GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the periods. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of return on equity to adjusted return on equity in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and other underwriting expenses net of commission and other income, to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of combined ratio to adjusted combined ratio in accordance with GAAP.

Diluted adjusted earnings per share -  is a non‑GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of diluted adjusted earnings per share to earnings per share in accordance with GAAP.

Tangible stockholders’ equity is a non‑GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of stockholders’ equity to tangible stockholders’ equity in accordance with GAAP.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes our results for the three months ended December 31, 2019 and 2018:

	Three months ended
	December 31,			Percent
	2019	2018	Change	Change
	($ in thousands, except per share data)
Revenue:
Gross written premiums	$73,342	$43,542	$29,800	68.4%
Ceded written premiums	(29,535)	(21,749)	(7,786)	35.8%
Net written premiums	43,807	21,793	22,014	101.0%
Net earned premiums	30,988	17,615	13,373	75.9%
Commission and other income	654	536	118	22.0%
Total underwriting revenue (1)	31,642	18,151	13,491	74.3%
Losses and loss adjustment expenses	2,195	(769)	2,964	(385.4)%
Acquisition expenses	11,070	6,592	4,478	67.9%
Other underwriting expenses	6,943	5,270	1,673	31.7%
Underwriting income (1)	11,434	7,058	4,376	62.0%
Interest expense	—	(416)	416	(100.0)%
Net investment income	1,803	1,027	776	75.6%
Net realized and unrealized gains (losses) on investments	1,178	(3,538)	4,716	(133.3)%
Income before income taxes	14,415	4,131	10,284	248.9%
Income tax expense	3,535	4	3,531	NM
Net income	$10,880	$4,127	$6,753	163.6%
Adjustments:
Expenses associated with IPO, tax restructuring, and secondary offerings	307	458	(151)	NM
Stock-based compensation expense	426	—	426	NM
Tax impact	(155)	—	(155)	NM
Adjusted net income (1)	$11,458	$4,585	$6,873	149.9%
Key Financial and Operating Metrics
Annualized return on equity	20.4%	17.6%
Annualized adjusted return on equity (1)	21.5%	19.6%
Loss ratio	7.1%	(4.4)%
Expense ratio	56.0%	64.3%
Combined ratio	63.1%	59.9%
Adjusted combined ratio (1)	60.7%	57.3%
Diluted earnings per share	$0.45	$0.24
Diluted adjusted earnings per share (1)	$0.48	$0.27
NM-Not Meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their GAAP equivalents.

The following table summarizes our results for the years ended December 31, 2019 and 2018:

	Year ended
	December 31,			Percent
	2019	2018	Change	Change
	($ in thousands, except per share data)
Revenue:
Gross written premiums	$251,961	$154,891	$97,070	62.7%
Ceded written premiums	(108,332)	(82,949)	(25,383)	30.6%
Net written premiums	143,629	71,942	71,687	99.6%
Net earned premiums	100,207	69,897	30,310	43.4%
Commission and other income	2,671	2,405	266	11.1%
Total underwriting revenue(1)	102,878	72,302	30,576	42.3%
Losses and loss adjustment expenses	5,593	6,274	(681)	(10.9)%
Acquisition expenses	37,259	28,224	9,035	32.0%
Other underwriting expenses	51,299	17,957	33,342	185.7%
Underwriting income(1)	8,727	19,847	(11,120)	(56.0)%
Interest expense	(1,068)	(2,303)	1,235	(53.6)%
Net investment income	5,975	3,238	2,737	84.5%
Net realized and unrealized gains (losses) on investments	4,443	(2,569)	7,012	(272.9)%
Income before income taxes	18,077	18,213	(136)	(0.7)%
Income tax expense (benefit)	7,456	(6)	7,462	NM
Net income	$10,621	$18,219	$(7,598)	(41.7)%
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one time incentive cash bonuses	3,007	1,110	1,897	NM
Stock-based compensation expense	24,103	—	24,103	NM
Expenses associated with retirement of debt	1,297	495	802	NM
Tax impact	(1,149)	—	(1,149)	NM
Adjusted net income(1)	$37,879	$19,824	$18,055	91.1%
Key Financial and Operating Metrics
Return on equity	6.7%	20.9%
Adjusted return on equity(1)	24.1%	22.7%
Loss ratio	5.6%	9.0%
Expense ratio	85.7%	62.6%
Combined ratio	91.3%	71.6%
Adjusted combined ratio(1)	63.3%	69.5%
Diluted earnings per share	$0.49	$1.07
Diluted adjusted earnings per share (1)	$1.73	$1.17
NM-Not Meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their GAAP equivalents.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except shares and par value data)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $211,278 in 2019; $122,949 in 2018)	$217,151	$122,220
Equity securities, at fair value (cost: $21,336 in 2019; $27,188 in 2018)	22,328	25,171
Total investments	239,479	147,391
Cash and cash equivalents	33,119	9,525
Restricted cash	230	399
Accrued investment income	1,386	734
Premium receivable	36,237	18,633
Deferred policy acquisition costs	25,201	14,052
Reinsurance recoverable on unpaid losses and loss adjustment expenses	12,952	11,896
Reinsurance recoverable on paid losses and loss adjustment expenses	4,303	2,666
Prepaid reinsurance premium	26,105	18,284
Prepaid expenses and other assets	14,861	5,863
Property and equipment, net	845	947
Intangible assets	744	744
Total assets	$395,462	$231,134
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$13,555	$9,245
Reserve for losses and loss adjustment expenses	16,821	16,061
Unearned premiums	130,373	79,130
Ceded premium payable	11,383	10,607
Funds held under reinsurance treaty	1,658	720
Income and excise taxes payable	1,117	—
Deferred tax liabilities, net	1,999	—
Long-term notes payable	—	19,079
Total liabilities	176,906	134,842
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 and 0 shares authorized as of December 31, 2019 and December 31, 2018, respectively, 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 23,468,750 and 17,000,000 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	180,012	68,498
Accumulated other comprehensive income (loss)	4,686	(563)
Retained earnings	33,856	28,355
Total stockholders' equity	218,556	96,292
Total liabilities and stockholders' equity	$395,462	$231,134

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Gross written premiums	$73,342	$43,542	$251,961	$154,891
Ceded written premiums	(29,535)	(21,749)	(108,332)	(82,949)
Net written premiums	43,807	21,793	143,629	71,942
Change in unearned premiums	(12,819)	(4,178)	(43,422)	(2,045)
Net earned premiums	30,988	17,615	100,207	69,897
Net investment income	1,803	1,027	5,975	3,238
Net realized and unrealized gains (losses) on investments	1,178	(3,538)	4,443	(2,569)
Commission and other income	654	536	2,671	2,405
Total revenues	34,623	15,640	113,296	72,971
Expenses:
Losses and loss adjustment expenses	2,195	(769)	5,593	6,274
Acquisition expenses	11,070	6,592	37,259	28,224
Other underwriting expenses (includes stock-based compensation of $426 and $0 for the three months ended December 31, 2019 and 2018, respectively and $24,103 and $0 for the year ended December 31, 2019 and 2018, respectively)	6,943	5,270	51,299	17,957
Interest expense	—	416	1,068	2,303
Total expenses	20,208	11,509	95,219	54,758
Income before income taxes	14,415	4,131	18,077	18,213
Income tax expense (benefit)	3,535	4	7,456	(6)
Net income	10,880	4,127	10,621	18,219
Other comprehensive income, net:
Net unrealized (losses) gains on securities available for sale for the three months and years ended December 31, 2019 and 2018, respectively	(1,210)	958	5,249	(341)
Net comprehensive income	$9,670	$5,085	$15,870	$17,878
Per Share Data:
Basic earnings per share	$0.46	$0.24	$0.49	$1.07
Diluted earnings per share	$0.45	$0.24	$0.49	$1.07

Weighted-average common shares outstanding:
Basic	23,468,750	17,000,000	21,501,541	17,000,000
Diluted	24,092,325	17,000,000	21,834,934	17,000,000

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$35,468	48.4%	$23,573	54.1%	$130,473	51.8%	$81,679	52.7%
Commercial Earthquake	15,721	21.4%	6,008	13.8%	38,741	15.4%	20,946	13.5%
Commercial All Risk	8,429	11.5%	4,895	11.2%	30,358	12.0%	14,338	9.3%
Specialty Homeowners	7,796	10.6%	6,335	14.6%	32,788	13.0%	27,680	17.9%
Hawaii Hurricane	2,714	3.7%	2,013	4.6%	10,764	4.3%	8,128	5.2%
Flood	1,722	2.4%	718	1.7%	5,216	2.1%	2,120	1.4%
Other	1,492	2.0%	—	—%	3,621	1.4%	—	—%
Total Gross Written Premiums	$73,342	100.0%	$43,542	100.0%	$251,961	100.0%	$154,891	100.0%

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$42,198	57.5%	$24,043	55.2%	$141,743	56.3%	$82,119	53.0%
Texas	11,409	15.6%	8,404	19.3%	44,087	17.5%	32,568	21.0%
Washington	3,177	4.3%	1,860	4.3%	9,607	3.8%	5,658	3.7%
Hawaii	3,164	4.3%	1,998	4.6%	11,851	4.7%	8,128	5.2%
Oregon	2,117	2.9%	1,385	3.2%	7,396	2.9%	5,286	3.4%
Utah	1,889	2.6%	368	0.8%	3,250	1.3%	1,263	0.8%
South Carolina	1,547	2.1%	872	2.0%	6,185	2.5%	3,208	2.1%
Mississippi	1,385	1.9%	819	1.9%	4,769	1.9%	2,585	1.7%
Other	6,456	8.8%	3,793	8.7%	23,073	9.1%	14,076	9.1%
Total Gross Written Premiums	$73,342	100.0%	$43,542	100.0%	$251,961	100.0%	$154,891	100.0%

Reconciliation of Non‑GAAP Financial Measures

For the three months and years ended December 31, 2019 and 2018, the Non-GAAP financial measures discussed above reconcile to their respective GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Total revenue	$34,623	$15,640	$113,296	$72,971
Net investment income	(1,803)	(1,027)	(5,975)	(3,238)
Net realized and unrealized (gains) losses on investments	(1,178)	3,538	(4,443)	2,569
Underwriting revenue	$31,642	$18,151	$102,878	$72,302

Underwriting income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Income before income taxes	$14,415	$4,131	$18,077	$18,213
Net investment income	(1,803)	(1,027)	(5,975)	(3,238)
Net realized and unrealized (gains) losses on investments	(1,178)	3,538	(4,443)	2,569
Interest expense	—	416	1,068	2,303
Underwriting income	$11,434	$7,058	$8,727	$19,847

Adjusted net income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Net income	$10,880	$4,127	$10,621	$18,219
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	307	458	3,007	1,110
Stock-based compensation expense	426	—	24,103	—
Expenses associated with retirement of debt	—	—	1,297	495
Tax impact	(155)	—	(1,149)	—
Adjusted net income	$11,458	$4,585	$37,879	$19,824

Annualized adjusted return on equity

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	($ in thousands)		($ in thousands)

Annualized adjusted net income	$45,832	$18,340	$37,879	$19,824
Average stockholders' equity	$213,509	$93,749	$157,424	$87,353
Annualized adjusted return on equity	21.5%	19.6%	24.1%	22.7%

Adjusted combined ratio

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	($ in thousands)		($ in thousands)
Numerator: Sum of losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$19,554	$10,557	$91,480	$50,050
Denominator: Net earned premiums	$30,988	$17,615	$100,207	$69,897
Combined ratio	63.1%	59.9%	91.3%	71.6%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	$(307)	$(458)	$(3,007)	$(1,110)
Stock-based compensation expense	(426)	—	(24,103)	—
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	—	(897)	(345)
Adjusted combined ratio	60.7%	57.3%	63.3%	69.5%

Diluted adjusted earnings per share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	( in thousands, except shares and per share data)		( in thousands, except shares and per share data)

Adjusted net income	$11,458	$4,585	$37,879	$19,824
Weighted-average common shares outstanding, diluted	24,092,325	17,000,000	21,834,934	17,000,000
Diluted adjusted earnings per share	$0.48	$0.27	$1.73	$1.17

Tangible stockholders’ equity

	December 31,
	2019	2018
Stockholders’ equity	(in thousands)
Intangible assets	$218,556	$96,292
Tangible stockholders’ equity	(744)	(744)
	$217,812	$95,548